Exhibit 99.1

Aeglea BioTherapeutics Provides Corporate Update and Reports Third Quarter 2017 Financial Results

Austin, Texas, November 7, 2017 - Aeglea BioTherapeutics, Inc., (NASDAQ: AGLE) a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer, today provided a corporate update and reported financial results for the third quarter ended September 30, 2017.

“I am very pleased with the forward momentum and progress of the team at Aeglea over the last few months. Initiation of repeat dosing in Part 2 of our Phase 1/2 clinical trial for the treatment of Arginase 1 Deficiency is an important milestone and we look forward to the first insights on the effects of longer term dosing with AEB1102 in adults with Arginase 1 Deficiency,” said Anthony Quinn, M.B Ch.B, Ph.D., interim chief executive officer of Aeglea. “Additionally, our clinical collaboration with Merck on the effects of AEB1102 in combination with pembrolizumab in small cell lung cancer allows us to accelerate our profiling of the anti-cancer activity of AEB1102 beyond monotherapy in cancers with characteristics suggestive of arginine dependence.”

Corporate Update

Arginase 1 Deficiency:

•

Dosed two adults in Part 2 (repeat dose) of our Phase 1/2 clinical trial of AEB1102 (pegzilarginase), which is designed to evaluate the safety, tolerability, pharmacokinetic and pharmacodynamic effects of weekly treatment in patients with Arginase 1 Deficiency

•	Initiated site selection and regulatory activities in Europe and site readiness in Canada to support our ex-US strategy for completion of the Phase 1/2 clinical trial
•	Continued dialogue with FDA about the inclusion of pediatric patients in the Phase 1/2 clinical trial

Cancer:

•

Announced a clinical collaboration to evaluate the combination of AEB1102 with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), for the treatment of patients with small cell lung cancer. The multicenter Phase 1/2 trial will evaluate objective response rates in patients with extensive small cell lung cancer who have relapsed or progressed after receiving platinum-based chemotherapy. Enrollment is expected to begin in the first quarter of 2018.

Upcoming Events

•

Aeglea will deliver a poster presentation describing the effects of combining AEB1102 with anti-PD-L1 in a preclinical tumor model at the 2017 Society for Immunotherapy of Cancer Annual Meeting taking place November 8 – 12 in National Harbor, Maryland

•	Aeglea will present a corporate update at the BMO Capital Markets 2017 Prescription for Success Healthcare Conference on December 14 in New York

Third Quarter 2017 Financial Results

On September 30, 2017, Aeglea had available cash, cash equivalents and marketable securities of $55.7 million. Based on Aeglea’s current operating plan, management believes that it has sufficient capital resources to fund anticipated operations through the third quarter of 2019.

Aeglea recognized grant revenues of $1.3 million in the third quarter of 2017, compared with $1.2 million in the third quarter of 2016. The grant revenues are the result of a $19.8 million research grant received from the Cancer Prevention and Research Institute of Texas (CPRIT). The increase was primarily due to additional qualifying expenditures associated with the clinical trials for AEB1102 in patients with advanced solid tumors and the hematological malignancies acute myeloid leukemia and myelodysplastic syndrome.

Research and development expenses totaled $6.2 million for the third quarter of 2017, compared with $5.4 million for the third quarter of 2016. The increase was primarily associated with hiring additional personnel to expand Aeglea’s internal regulatory, laboratory, and clinical development capabilities, as well as manufacturing activities for AEB1102 and other pipeline programs.

General and administrative expenses totaled $3.0 million for the third quarter of 2017, compared with $2.1 million for the third quarter of 2016. The increase was primarily due to an increase in employee compensation and facilities costs.

Net loss totaled $7.9 million and $6.2 million for the third quarter of 2017 and 2016, respectively.

About Aeglea BioTherapeutics

Aeglea is a biotechnology company committed to developing enzyme-based therapeutics in the field of amino acid metabolism to treat rare genetic diseases and cancer. The company’s engineered human enzymes are designed to modulate the extremes of amino acid metabolism in the blood to reduce toxic levels of amino acids in inborn errors of metabolism or target tumor metabolism for cancer treatment. AEB1102 (pegzilarginase), Aeglea’s lead product candidate, is currently being studied in two ongoing Phase 1 clinical trials in patients with advanced solid tumors and acute myeloid leukemia/myelodysplastic syndrome (AML/MDS). Additionally, Aeglea is recruiting patients into its ongoing Phase 1/2 trial of AEB1102 for the treatment of patients with Arginase 1 Deficiency. The company is building a pipeline of additional product candidates targeting key amino acids, including AEB4104, which degrades homocysteine and its oxidized form homocystine, a target for an inborn error of metabolism, as well as two potential treatments for cancer, AEB3103, which degrades cysteine, and its oxidized form cystine, and AEB2109, which degrades methionine. For more information, please visit http://aegleabio.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our cash forecasts, the timing and success of our clinical trials and related data, success in our collaborations and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2017 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:
Kelly Boothe, Ph.D.

Pure Communications

415.946.1076

media@aegleabio.com

Investor Contact:
Charles N. York II

Chief Financial Officer

Aeglea BioTherapeutics

investors@aegleabio.com

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$13,162	$47,748
Marketable securities	42,587	15,754
Accounts receivable - grant	2,452	1,215
Prepaid expenses and other current assets	1,318	1,707
Total current assets	59,519	66,424
Property and equipment, net	844	599
Other non-current assets	139	40
TOTAL ASSETS	$60,502	$67,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$615	$168
Deferred revenue	50	71
Accrued and other current liabilities	4,212	3,726
Total current liabilities	4,877	3,965
Other non-current liabilities	117	132
TOTAL LIABILITIES	4,994	4,097

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of September 30, 2017 and December 31, 2016; no shares issued and outstanding as of September 30, 2017 and December 31, 2016	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of September 30, 2017 and December 31, 2016; 16,472,831 shares and 13,430,833 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in capital	121,568	108,246
Accumulated other comprehensive loss	(32)	(4)
Accumulated deficit	(66,030)	(45,277)
TOTAL STOCKHOLDERS’ EQUITY	55,508	62,966
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$60,502	$67,063

Aeglea BioTherapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Revenues:
Grant	$1,261	$1,149	$3,723	$3,381

Operating expenses:
Research and development	6,239	5,385	17,024	13,402
General and administrative	3,020	2,065	7,749	6,342
Total operating expenses	9,259	7,450	24,773	19,744
Loss from operations	(7,998)	(6,301)	(21,050)	(16,363)

Other income (expense):
Interest income	136	72	332	172
Other expense	(12)	(9)	(35)	(24)
Total other income	124	63	297	148
Net loss	$(7,874)	$(6,238)	$(20,753)	$(16,215)

Net loss per share, basic and diluted	$(0.48)	$(0.47)	$(1.42)	$(1.89)
Weighted-average common shares outstanding, basic and diluted	16,409,871	13,326,093	14,641,082	8,598,268